Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Kandi Technologies Group, Inc on Form S-3 (FILE NO. 333-249585), Form S-3 (FILE NO. 333-230495) and S-8 (FILE NO. 333-204459) of our report dated March 30, 2021, with respect to our audit of the consolidated financial statements of Kandi Technologies Group, Inc as of December 31, 2020 and 2019, and for the years ended December 31, 2020 and 2019, and our report dated March 30, 2021 with respect to our audit of internal control over financial reporting of Kandi Technologies Group, Inc as of December 31, 2020, which reports are included in this Annual Report on Form 10-K of Kandi Technologies Group, Inc for the years ended December 31, 2020 and 2019.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

March 30, 2021